Exhibit 3.88

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:42 PM 12/06/2004
FILED 04:42 PM 12/06/2004
SRV 040876526 - 3882509 FILE

CERTIFICATE OF AMENDMENT

OF

PRIMEDIA Magazine Subscription Company, Inc.

PRIMEDIA Magazine Subscription Company, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the Corporation is PRIMEDIA Magazine Subscription Company, Inc.

2. The Corporation has not received any payment for any of its stock.

3. The certificate of incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article FIRST:

“The name of this corporation is

“ENTHUSIAST MEDIA SUBSCRIPTION COMPANY, INC.”

4. The amendment of the certificate of incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by the sole incorporator, no directors having been named in the certificate of incorporation and no directors having been elected.

Executed on this 5th day of December, 2004,

/s/ Christopher A. Fraser
Christopher A. Fraser
Sole Incorporator